As filed with the Securities and Exchange Commission on October 7, 2004

REGISTRATION NO. 333-109092

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PHOENIX FOOTWEAR GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	15-0327010

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5759 Fleet Street, Suite 220
Carlsbad, California 92008
(760) 602-9688
(Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)

Richard E. White
Chief Executive Officer
Phoenix Footwear Group, Inc.
5759 Fleet Street, Suite 220
Carlsbad, California 92008

(Name, Address, Including Zip Code, and Telephone Number, Including Area
Code, of Agent For Service)

Copies to:

Gordon E. Forth, Esq.
Woods Oviatt Gilman LLP
Suite 700
Two State Street
Rochester, New York 14614
(585) 987-2800

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: THIS POST-EFFECTIVE AMENDMENT DEREGISTERS THOSE SHARES OF COMMON STOCK THAT REMAIN UNSOLD HEREUNDER AS OF THE DATE HEREOF.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:     ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:     ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:     ☐

     THIS POST-EFFECTIVE AMENDMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH THE PROVISIONS OF SECTION 8(C) OF THE SECURITIES ACT OF 1933, AS AMENDED.

DEREGISTRATION OF SECURITIES
SIGNATURES

DEREGISTRATION OF SECURITIES

     Phoenix Footwear Group, Inc., a Delaware corporation (“Phoenix Footwear”), filed a Registration Statement on Form S-3 (Registration No. 333-109092) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) on September 24, 2003, registering 699,980 shares of Phoenix Footwear’s common stock. The Registration Statement was declared effective by the SEC on October 27, 2003. The shares were issued to certain selling stockholders in a private transaction in connection with Phoenix Footwear’s acquisition of H.S. Trask & Co. through a merger with a wholly-owned subsidiary. Phoenix Footwear filed a Pre-Effective Amendment No.1 on October 24, 2003 constituting a part of the Registration Statement.

     Pursuant to the terms of the merger agreement, Phoenix Footwear agreed to use its best efforts to maintain the effectiveness of the Registration Statement for up to one year after the closing of the merger, subject to certain exceptions and extensions. Pursuant to the terms of the merger agreement, Phoenix Footwear’s contractual obligation to the selling shareholders to maintain the effectiveness of the Registration Statement has been satisfied. Phoenix Footwear is filing this Post-Effective Amendment to withdraw from registration those shares that were registered under the Registration Statement but remain unsold as of the date hereof.

     As of the date hereof, there are 608,442 shares of Phoenix Footwear common stock that remain unsold under the Registration Statement. Accordingly, this Post-Effective Amendment deregisters the 608,442 shares of Phoenix Footwear common stock that remain unsold under the Registration Statement.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on October 6, 2004.

PHOENIX FOOTWEAR GROUP, INC.

By:	/s/ Richard E. White

Name:	Richard E. White
Title:	Chief Executive Officer (Principal Executive Officer)

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below and on October 6, 2004.

Signature	Title
/s/ James R. Riedman* James R. Riedman	Chairman of the Board
/s/ Richard E. White Richard E. White	Chief Executive Officer and Director
/s/ Greg A. Tunney* Greg A. Tunney	President, Director and Chief Operating Officer
/s/ Kenneth E. Wolf Kenneth E. Wolf	Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)
/s/ Steven M. DePerrior* Steven M. DePerrior	Director
/s/ Gregory M. Harden* Gregory M. Harden	Director
/s/ John C. Kratzer John C. Kratzer	Director
/s/ Wilhelm Pfander* Wilhelm Pfander	Director
/s/ Frederick R. Port Frederick R. Port	Director
/s/ John M. Robbins John M. Robbins	Director

*By:	/s/ Kenneth Wolf

Kenneth Wolf, Attorney-in-Fact